Exhibit 23.8

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-4 (File No. 333-123027) of our report dated March 4, 2005, with respect to financial statements of Global Preferred Holdings, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of Global Preferred Holdings, Inc. for the year ended December 31, 2004. We also consent to the reference to our firm under the heading “GPH Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the financial statements of Global Preferred Holdings, Inc. includes an explanatory paragraph indicating that the Company announced on December 30, 2004 that it has entered into an agreement and plan of reorganization (the “Reorganization Agreement”) with AEGON N.V. and its wholly owned subsidiary, GPRE Acquisition Corp. (“GAC”). The Reorganization Agreement specifies that the transaction is subject to various closing conditions including approval of the Company’s stockholders. If the transaction is consummated, the Company will (i) transfer to GAC all of the outstanding shares of Global Preferred Re Limited (the Company’s wholly owned subsidiary, through which substantially all of the Company’s operations are conducted) in exchange for common shares of AEGON N.V., (ii) wind up its operations, and (iii) distribute remaining cash and assets to its stockholders in accordance with the Reorganization Agreement.

/s/ Marcum & Kliegman LLP
MARCUM & KLIEGMAN LLP Melville, New York April 4, 2005